EXHIBIT 99.1

For Immediate Release	Contact: Shawn M. Harrington
June 15, 2004	(860) 644-1551

GERBER SCIENTIFIC REPORTS FISCAL 2004 YEAR AND FOURTH QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported that fiscal 2004 fourth quarter earnings per share increased to $0.18 compared to $0.06 per share for the comparable fiscal 2003 period. Revenue for the fiscal 2004 fourth quarter increased to $136.7 million compared to $135.7 million for the comparable fiscal 2003 period. Foreign currency translation had the effect of increasing revenue by approximately $9.5 million in the fiscal 2004 fourth quarter compared to the fiscal 2003 period.

For the fiscal year ended April 30, 2004, diluted earnings per share was $0.27 compared to $0.43 per share for fiscal 2003. Revenue for the fiscal year ended April 30, 2004 was $516.8 million compared to $512.4 million for fiscal 2003. Foreign currency translation had the effect of increasing revenue by approximately $37.5 million for the fiscal 2004 full year compared to fiscal 2003.

"Gerber Scientific made good progress against its strategic objectives this fiscal year," said Marc T. Giles, president and chief executive officer. "Strong cash flow enabled us to accelerate repayment of our higher cost debt. We expect this trend to continue, allowing us to refinance our debt on more favorable terms. We also successfully completed the second year of our three-year turnaround plan, which included a broad range of restructuring and re-engineering actions to enhance operational efficiencies Company-wide. In completing year three of our plan, we anticipate restructuring charges of up to $7.0 million that will contribute to significant cost savings on an annualized basis thereafter. These factors, momentum in our Gerber Technology business, new products under development, and general improvement in economies and markets worldwide position us for improved profitability going forward."

"Each of our U.S. businesses now uses our shared services platform, including the implementation of our information technology system, SAP. Our goal is to complete the transition of Spandex to this platform during fiscal year 2005. We have achieved substantial cost benefits and realized solid sales leverage in our Gerber Technology business. We expect to leverage our cost platform as business conditions in the U.S. and key emerging markets continue to improve."

In the fiscal 2004 fourth quarter, Gerber:

  Generated strong operating cash flow enabling debt repayment of $10.8 million.

  Settled the previously disclosed Securities and Exchange Commission investigation, incurred significantly lower legal and professional fees and received insurance proceeds of $1.7 million for costs previously incurred.

  Reported year-over-year operating income improvement resulting from cost control, lower SEC investigation-related expenses, and prior year restructuring and other charges that did not recur.

  Benefited from higher Apparel and Flexible Materials business levels resulting from improving market conditions in the U.S. and key emerging markets.

  Amended certain credit agreement financial covenants.

Fiscal Fourth Quarter Consolidated Results

Fiscal 2004 fourth quarter revenue and order entry were $136.7 million and $139.1 million, respectively, compared to $135.7 million and $131.1 million for the fiscal 2003 period. Foreign currency translation had the effect of increasing revenue by approximately $9.5 million for the fiscal 2004 fourth quarter compared to the fiscal 2003 period. Gerber's backlog of orders increased $2.4 million to $35.9 million in the fiscal 2004 fourth quarter and occurred primarily in the Ophthalmic Lens Processing segment, largely because of orders received during a recent trade show.

Fiscal 2004 fourth quarter gross profit margin of 32.2 percent decreased 1.7 percentage points compared to the fiscal 2003 period. While the fourth quarter continued to benefit from shared services cost reductions, gross profit margin decreased as a result of lower business volume, higher inventory write-downs as Gerber continued to implement its shared services initiative, higher freight costs, and increased pension costs. The implementation of SAP for the Ophthalmic Lens Processing segment on November 1, 2003 resulted in the ability to better classify service costs previously included in selling, general, and administrative (S,G,&A) expenses, which also lowered the gross profit margin.

Consolidated operating income increased to $7.1 million in the fiscal 2004 fourth quarter compared to $4.5 million in the fiscal 2003 period as a result of lower incentive compensation, lower legal and professional fees associated with the settled SEC investigation, fiscal 2003 restructuring and other charges that did not recur, and shared services cost reductions. The effect of these factors was offset in part by the lower gross margin, increased pension costs, and increased allowance for doubtful accounts relating primarily to prolonged soft market conditions in Latin America.

Interest expense in the fiscal 2004 fourth quarter increased $0.9 million compared to the fiscal 2003 period because of higher weighted-average interest rates. The effect of higher rates was partially offset by lower average debt balances. The weighted-average interest rates increased under the terms of Gerber's four-year $110.0 million senior credit facility, which was entered into on May 9, 2003.

For the fiscal year ended April 30, 2004, Gerber recorded a tax benefit of $3.4 million as compared to tax expense of $0.9 million at the statutory rate of 35.0 percent. The tax benefit was primarily the result of a change in the tax law of a foreign jurisdiction and the favorable resolution of a prior year foreign tax issue. Excluding these items, Gerber's consolidated tax rate from continuing operations would have been a benefit of 20.6 percent for the fiscal 2004 year compared to the statutory rate. This difference was primarily attributable to export tax incentives, tax credits based on research and development costs, and foreign tax planning strategies.

Fiscal Fourth Quarter Segment Results

Segment profit (defined as segment earnings before interest and taxes - see attached segment information for reconciliation to GAAP measure) for the fiscal 2004 fourth quarter decreased to $7.3 million from $7.6 million for the fiscal 2003 period.

Apparel and Flexible Materials

The Apparel and Flexible Materials segment reported fiscal 2004 fourth quarter revenue of $43.3 million, which represented an increase of $2.9 million, or 7.3 percent, from the fiscal 2003 period. Foreign currency translation had the effect of increasing segment revenue by approximately $1.8 million in the fiscal 2004 fourth quarter compared to the fiscal 2003 period. Excluding the effects of foreign currency translation, the increase was attributable to improving U.S. economic conditions, particularly in industrial and automotive market segments. Building on positive sales trends that began in the fiscal 2004 third quarter, the Apparel and Flexible Materials segment achieved its highest revenue level in the fiscal 2004 fourth quarter in three years.

Segment profit of $6.2 million for the fiscal 2004 fourth quarter increased by $3.8 million from the fiscal 2003 period as a result of higher sales volume and operating leverage from prior shared services cost reduction efforts, lower incentive compensation, and prior period restructuring and other charges that did not recur. Higher pension costs and inventory write-downs partially offset these benefits.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported fiscal 2004 fourth quarter revenue of $73.0 million, which represented an increase of $1.9 million from the fiscal 2003 period. Foreign currency translation had the effect of increasing revenue by approximately $7.0 million for the fiscal 2004 fourth quarter compared to the fiscal 2003 period. Excluding the effects of foreign currency translation, the lower current year revenue was principally attributable to decreased sales in Europe as a result of disruption in Gerber's French operations due to re-engineering efforts earlier in the year, sluggish market growth, competition from ink jet imaging products (which also affected North American revenue), and the discontinuation of a product line.

Segment profit was $2.2 million for the fiscal 2004 fourth quarter compared to $3.5 million for the fiscal 2003 period. Benefits from cost-reduction efforts, prior period restructuring and other charges that did not recur, and lower incentive compensation were more than offset by lower business volume, price discounting, higher pension costs, and inventory write-downs.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported revenue for the fiscal 2004 fourth quarter of $20.4 million, which represented a decrease of $3.9 million compared to the fiscal 2003 period. The revenue decline reflected unusually high demand in the fiscal 2003 fourth quarter from major retail chains that did not repeat. The effect of foreign currency translation was not significant with respect to this segment's results in the fiscal 2004 fourth quarter.

Segment loss was $1.1 million for the fiscal 2004 fourth quarter compared to segment profit of $1.8 million in the fiscal 2003 period. The segment loss was the result of lower business volume, inventory write-downs and shared services transition costs, higher pension costs, and a higher allowance for doubtful accounts associated with continued weak Latin American business conditions. The effect of these factors was offset in part by lower incentive compensation.

The November 1, 2003 implementation of SAP resulted in the ability to better classify service costs previously included in S,G&A expense and represented $0.9 million of the overall segment gross profit decline. The impact of this reclassification was totally offset as a reduction of S,G,&A expenses, resulting in no impact to the fiscal 2004 fourth quarter segment loss.

Financial Condition

Gerber's total debt was reduced by $10.8 million and $26.8 million for the fiscal quarter and fiscal year periods ended April 30, 2004, respectively. Gerber was able to achieve this debt reduction as the result of operating earnings and working capital improvements, primarily from better cash management, and promissory note sale proceeds in the fiscal 2004 first quarter.

At April 30, 2004, Gerber had $6.4 million in cash and cash equivalents and $59.1 million in total debt. Gerber's net debt (defined as total debt less cash and cash equivalents) declined $9.9 million during the fourth quarter to $52.7 million and the ratio of net debt to capital (defined as the sum of net debt plus shareholders' equity) was 30.8 percent.

In the fiscal 2004 fourth quarter, to ensure compliance with its covenants as of April 30, 2004, Gerber obtained lender consent to amendments of financial covenants in its credit agreements which require it to meet, as of the end of each fiscal quarter, a specified leverage ratio and a specified level of EBITDA (as defined) as measured over the last twelve months.  In connection with these amendments, Gerber repaid $10.0 million of its higher cost term loan debt with borrowings under its revolving credit facility.  To ensure its compliance with the foregoing financial covenants in future periods, Gerber will be required to obtain additional amendments to these covenants.  Gerber is currently pursuing such amendments with the lenders under its credit facilities. Gerber currently expects that it will be able to obtain the requested amendments although it cannot provide assurance in this respect. Pending the resolution of these issues, Gerber has reclassified $40.5 million of its term loan debt as current liabilities as required by generally accepted accounting principles.  In light of its improved operating cash flow and reduced debt level, Gerber will seek to refinance its term loan debt with the goal of obtaining better terms including less restrictive financial covenants.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, cost savings, operational efficiencies and other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual future results or events may differ from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2003 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

  Delays in new product development and commercialization.

  Delays in product introductions, product defects or loss of market focus caused by efforts to lower the Company's cost platform.

  Reliance on manufacturers or suppliers to timely supply parts or aftermarket consumables to the Company's specifications.

  Fluctuations in currency exchange rates that cause the Company's financial results to decline.

  Financial and operating covenants associated with the Company's primary credit facilities.

  Intense competition in each of the Company's operating segments.

  Sign shops' transition to lower-cost ink jet imaging systems, calendered vinyls, and digital media systems.

  Phasing out of trade quotas as of January 1, 2005.

  Non-recurring orders from key customers.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended April 30,		Years Ended April 30,

In thousands (except per share amounts)	2004	2003	2004	2003

Revenue:
Product sales	$119,731	$121,442	$454,685	$457,217
Service sales	16,953	14,266	62,131	55,152
	136,684	135,708	516,816	512,369
Costs and Expenses:
Cost of products sold	82,335	82,183	308,302	305,377
Cost of services sold	10,335	7,514	35,255	29,202
Selling, general and administrative	30,382	33,170	126,676	129,164
Research and development	6,560	6,257	25,207	25,756
Restructuring charges	---	1,946	2,482	1,664
Write-down of assets	---	175	---	175
	129,612	131,245	497,922	491,338
Operating income	7,072	4,463	18,894	21,031

Other expense	(698)	(73)	(4,206)	(1,412)
Interest expense	(2,757)	(1,836)	(12,085)	(8,190)

Earnings from continuing operations before income taxes	3,617	2,554	2,603	11,429
Provision (benefit) for income taxes	(387)	1,100	(3,381)	3,164
Earnings from continuing operations	4,004	1,454	5,984	8,265
Discontinued operations:
Income from operations of disposed business, net of taxes of $92 in fiscal 2003	---	---	---	172
Gain on sale of disposed business, net of taxes of $2,244 in fiscal 2003	---	---	---	1,222
Net earnings	$ 4,004	$ 1,454	$ 5,984	$ 9,659
	=======	=======	=======	=======
Earnings per share of common stock:
Basic:
Earnings from continuing operations	$ .18	$ .07	$ .27	$ .38
Discontinued operations	---	---	---	.06
Net earnings	$ .18	$ .07	$ .27	$ .44
	=======	=======	=======	=======

Diluted:
Earnings from continuing operations	$ .18	$ .06	$ .27	$ .37
Discontinued operations	---	---	---	.06
Net earnings	$ .18	$ .06	$ .27	$ .43
	=======	=======	=======	=======

Dividends	$ ---	$ ---	$ ---	$ ---

Average shares outstanding:
Basic	22,216	22,156	22,197	22,139
Diluted	22,440	22,398	22,393	22,225

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)
In thousands, except share data	April 30, 2004	April 30, 2003
Assets:
Current Assets:
Cash and cash equivalents	$ 6,371	$ 20,697
Accounts receivable, net of allowance for doubtful accounts of $7,812 and $7,277, respectively	90,453	89,657
Inventories	49,696	51,982
Deferred income taxes	3,980	5,300
Prepaid expenses and other current assets	7,419	8,327
	157,919	175,963
Property, Plant and Equipment:	124,385	122,674
Less accumulated depreciation	81,811	75,309
	42,574	47,365
Intangible Assets:
Goodwill	50,784	48,912
Prepaid pension cost	1,989	8,483
Patents and other intangible assets, net of accumulated amortization	6,237	6,777
	59,010	64,172
Deferred Income Taxes	19,738	14,855
Other Assets	7,737	4,336
	$286,978	$306,691
	=======	=======
Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term line of credit	$ 124	$ ---
Current portion of long-term debt	53,021	14,807
Accounts payable	43,397	45,024
Accrued compensation and benefits	13,976	23,167
Other accrued liabilities	17,135	18,202
Deferred revenue	13,514	10,000
Advances on sales contracts	1,028	945
	142,195	112,145
Noncurrent Liabilities:
Accrued pension benefit liability	15,264	23,549
Other liabilities	5,467	5,534
Long-term debt	6,000	71,000
	26,731	100,083

Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,935,638 and 22,908,180 shares	22,936	22,908
Paid-in capital	43,408	43,703
Retained earnings	73,896	67,912
Treasury stock, at cost (713,853 and 745,184 shares, respectively)	(14,679)	(15,323)
Unamortized value of restricted stock grants	(81)	(211)
Accumulated other comprehensive loss	(7,428)	(24,526)
	118,052	94,463
	$286,978	$306,691
	=======	=======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
	For the Years Ended April 30,
In thousands	2004	2003
Cash Provided by (Used for):
Operating Activities:
Net earnings	$ 5,984	$ 9,659
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	11,648	12,694
Restructuring and other charges	2,482	1,664
Gain on sale of disposed business, net of taxes	---	(1,222)
Write-down of assets	---	175
Deferred income taxes	(7,821)	1,216
Other non-cash items	2,966	2,477
Changes in operating accounts:
Receivables	2,371	2,177
Inventories	4,119	10,817
Prepaid expenses	1,959	2,759
Accounts payable and accrued expenses	(4,443)	(440)

Provided by Operating Activities	19,265	41,976
Investing Activities:
Additions to property, plant and equipment	(3,407)	(3,369)
Intangible and other assets	(1,007)	(1,167)
Proceeds from sale of assets	---	3,937
Proceeds from sale of disposed business	---	6,595
Proceeds from sale of promissory note	994	---
Provided by (Used for) Investing Activities	(3,420)	5,996
Financing Activities:
Borrowings under term loans	65,000	---
Repayments of borrowings under term loans	(104,295)	---
Net change in revolver	12,509	(43,788)
Net short-term financing	127	(254)
Debt issue costs	(5,604)	(1,796)
Exercise of stock options	130	---
Other common stock activity	(5)	37
(Used for) Financing Activities	(32,138)	(45,801)
Effect of exchange rate changes on cash	1,967	2,306
Increase (Decrease) in Cash and Cash Equivalents	(14,326)	4,477
Cash and Cash Equivalents, Beginning of Period	20,697	16,220
Cash and Cash Equivalents, End of Period	$ 6,371	$20,697
	======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

(Unaudited)

In thousands	Three Months Ended April 30,		Fiscal Years Ended April 30,

Segment revenue:	2004	2003	2004	2003
Sign Making and Specialty Graphics	$ 73,011	$ 71,123	$278,615	$269,408
Apparel and Flexible Materials	43,320	40,375	160,134	154,140
Ophthalmic Lens Processing	20,353	24,210	78,067	88,821
	$136,684	$135,708	$516,816	$512,369
	=======	=======	=======	=======

Segment profit (loss):
Sign Making and Specialty Graphics	$ 2,207	$ 3,488	$ 9,479	$ 16,632
Apparel and Flexible Materials	6,198	2,407	19,181	13,351
Ophthalmic Lens Processing	(1,106)	1,750	(391)	5,702
	7,299	7,645	28,269	35,685
Corporate expenses, net of other income	(925)	(3,255)	(13,581)	(16,066)
Interest expense	(2,757)	(1,836)	(12,085)	(8,190)
Earnings from continuing operations before income taxes	$ 3,617	$ 2,554	$ 2,603	$ 11,429
	=======	=======	=======	=======

Segment profit for the year ended April 30, 2004 included restructuring charges of $2.5 million. Of this amount, $2.1 million was for the Sign Making and Specialty Graphics operating segment and the majority of the remainder of $0.4 million was for the Ophthalmic Lens Processing operating segment.

Segment profit for the three months and fiscal year ended April 30, 2003 included restructuring charges and related write-down of assets of $0.7 million and $0.7 million, respectively, for the Sign Making and Specialty Graphics segment; and $1.4 million and $1.1 million, respectively, for the Apparel and Flexible Materials segment.

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